                                                                   EXHIBIT 99.5

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                                SALE AGREEMENT


                                  by and among
                              --------------------

                     FORD CREDIT AUTO OWNER TRUST       - ,
                                                  ------ -
                                   as Issuer,

                                      and
                              --------------------

                     FORD CREDIT AUTO RECEIVABLES TWO L.P.,

                                   as Seller



                         Dated as of             ,
                                     ------------  ----

================================================================================






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                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
                                   ARTICLE I

DEFINITIONS AND USAGE ....................................................    1

                                   ARTICLE II

TRUST PROPERTY ...........................................................    2

SECTION 2.1.    Conveyance of Trust Property .............................    2
SECTION 2.2.    Representations and Warranties of
                 the Seller as to the Receivables ........................    2
SECTION 2.3.    Repurchase upon Breach ...................................    7
SECTION 2.4.    Custody of Receivable Files ..............................    8
SECTION 2.5.    Duties of Servicer as Custodian ..........................    8
SECTION 2.6.    Instructions; Authority to Act ...........................   10
SECTION 2.7.    Custodian's Indemnification ..............................   10
SECTION 2.8.    Effective Period and Termination .........................   10

                                  ARTICLE III
     [RESERVED]...........................................................






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                                                                            Page
                                                                            ----
                                   ARTICLE IV

DISTRIBUTIONS; RESERVE ACCOUNT; STATEMENTS TO
     NOTEHOLDERS AND CERTIFICATEHOLDERS ...................................

SECTION 4.1.  Accounts ....................................................  19
SECTION 4.2.  Collections .................................................  23
SECTION 4.3.  Application of Collections ..................................  24
SECTION 4.4.  Advances ....................................................  24
SECTION 4.5.  Additional Deposits .........................................  25
SECTION 4.6.  Distributions ...............................................  26
SECTION 4.7.  Reserve Account .............................................  28
SECTION 4.8.  Net Deposits ................................................  31
SECTION 4.9.  Statements to Noteholders and
                Certificateholders ........................................  31

                                   ARTICLE V

YIELD SUPPLEMENT LETTER OF CREDIT; YIELD SUPPLEMENT ACCOUNT

SECTION 5.1.  Yield Supplement Letter of Credit
                and the Yield Supplement Account ..........................  34

                                   ARTICLE VI

THE SELLER ................................................................

SECTION 6.1.  Representations and Warranties of Seller ....................  38
SECTION 6.2.  Liability of Seller; Indemnities ............................  40
SECTION 6.3.  Merger or Consolidation of, or
                Assumption of the Obligations
                of, Seller ................................................  41
SECTION 6.4.  Limitation on Liability of
                Seller and Others .........................................  42
SECTION 6.5.  Seller May Own Notes or Certificates ........................  42

                                  ARTICLE VII

[RESERVED]   ..............................................................





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                                                                            Page
                                                                            ----


                                  ARTICLE VIII
[RESERVED] ................................................................


                                   ARTICLE IX

TERMINATION ................................................................

SECTION 9.1.   Optional Purchase of All Receivables ........................  56
SECTION 9.2.   Succession Upon Satisfaction and
                 Discharge of Indenture  ...................................  56

                                   ARTICLE X

MISCELLANEOUS PROVISIONS ...................................................

SECTION 10.1.  Amendment ...................................................  57
SECTION 10.2.  Protection of Title to Trust ................................  58
SECTION 10.3.  Governing Law ...............................................  62
SECTION 10.4.  Notices .....................................................  62
SECTION 10.5.  Severability of Provisions ..................................  62
SECTION 10.6.  Assignment ..................................................  63
SECTION 10.7.  Further Assurances ..........................................  63
SECTION 10.8.  No Waiver; Cumulative Remedies ..............................  63
SECTION 10.9.  Third-Party Beneficiaries ...................................  63
SECTION 10.10. Actions by Noteholders or
                 Certificateholders ........................................  64
SECTION 10.11. Agent for Service ...........................................  64
SECTION 10.12. No Bankruptcy Petition. .....................................  64
SECTION 10.13. Limitation of Liability of
                  Owner Trustee and Indenture Trustee ......................  64


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
     SALE AGREEMENT, dated as of _______ __, ____ (as from time to time amended, supplemented or otherwise modified and in effect, this "Agreement"), by and among FORD CREDIT AUTO OWNER TRUST ____-_ (the "Issuer"), a Delaware business trust, and FORD CREDIT AUTO RECEIVABLES TWO L.P., a Delaware limited partnership, as seller (the "Seller").

     WHEREAS, the Issuer desires to purchase Intermediary Trust Certificates representing 100% of the beneficial interests of an intermediary trust, the property of which consists of a portfolio of receivables arising in connection with motor vehicle retail installment sale contracts generated by Ford Motor Credit Company in the ordinary course of its business and sold to the Seller; and

     WHEREAS, the Seller is willing to sell such Intermediary Trust Certificates to the Issuer;


     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:


                                   ARTICLE I

                             DEFINITIONS AND USAGE

     Except as otherwise specified herein or as the context may otherwise require, capitalized terms used but not otherwise defined herein are defined in Appendix A hereto, which also contains rules as to usage that shall be applicable herein.

                                   ARTICLE II

                                 TRUST PROPERTY


     SECTION 2.1. Conveyance of Trust Property. In consideration of the Issuer's delivery to, or upon the order of, the Seller of Notes and Certificates, in aggregate principal amounts equal to the initial principal amount of the Notes and the Initial Certificate Balance, respectively, the Seller does hereby irrevocably sell, transfer, assign and otherwise convey to the Issuer without recourse (subject to the obligations herein) all right, title and interest of the Seller, whether now owned or hereafter acquired, in and to the Trust Property. The sale, transfer, assignment and conveyance made hereunder shall not constitute and is not intended to result in an assumption by the Issuer of any obligation of the Seller to the Obligors, the Dealers or any other Person in connection with the Receivables and the other Trust Property or any agreement, document or instrument related thereto.

     It is the intention of the Seller and the Issuer that the transfer of the Trust Property contemplated herein constitute a sale of the Trust Property, conveying good title to the Trust Property from the Seller to the Issuer. However, in the event that such transfer is deemed to be a pledge to secure the payment of the Notes and the Certificates, the Seller hereby grants to the Issuer a first priority security interest in all of the Seller's right, title and interest in, to and under the Trust Property, and all proceeds thereof, to secure the payment of the Notes and the Certificates, and in such event, this Agreement shall constitute a security agreement under applicable law.

     SECTION 2.2. Representations and Warranties of the Seller as to the Receivables. The Seller makes the following representations and warranties as to the Receivables on which the Issuer shall be deemed to have relied in accepting the Receivables. Such representations and warranties speak as of the execution and delivery of this Agreement, but shall survive the sale, transfer, assignment and conveyance of the Receivables to the Issuer and the pledge thereof to the Indenture Trustee pursuant to the Indenture.

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

     (i) Characteristics of Receivables. Each Receivable (a) shall have been originated in the United States of America by a Dealer for the retail sale of a Financed Vehicle in the ordinary course of such Dealer's business, shall have been fully and properly executed by the parties thereto, shall have been purchased by the Seller from Ford Credit, which in turn shall have purchased such Receivable from such Dealer under an existing dealer agreement with Ford Credit, and shall have been validly assigned by such Dealer to Ford Credit, which in turn shall have been validly assigned by Ford Credit to the Seller in accordance with its terms, (b) shall have created or shall create a valid, subsisting, and enforceable first priority security interest in favor of Ford Credit in the Financed Vehicle, which security interest has been assigned by Ford Credit to the Seller, which in turn shall be assignable by the Seller to the Indenture Trustee, (c) shall contain customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for realization against the collateral of the benefits of the security, (d) shall provide for level monthly payments (provided that the payment in the first or last month in the life of the Receivable may be minimally different from the level payment) that fully amortize the Amount Financed by maturity and yield interest at the Annual Percentage Rate, (e) shall provide for, in the event that such contract is prepaid, a prepayment that fully pays the Principal Balance, and (f) is a Precomputed Receivable or a Simple Interest Receivable.

     (ii) Schedule of Receivables. The information set forth in the Schedule of Receivables shall be true and correct in all material respects as of the opening of business on the Cutoff Date, and no selection procedures believed to be adverse to the Noteholders or the Certificateholders shall have been utilized in selecting the Receivables from those receivables which meet the criteria contained herein. The computer tape or other listing regarding the Receivables made available to the Issuer and its assigns (which computer tape or other listing is required to be delivered as specified herein) is true and correct in all respects.

     (iii) Compliance with Law. Each Receivable and the sale of the Financed Vehicle shall have complied at the time it was originated or made and at the execu-

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tion of this Agreement shall comply in all material respects with all requirements of applicable federal, State, and local laws, and regulations thereunder, including, without limitation, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations B and Z, and State adaptations of the National Consumer Act and of the Uniform Consumer Credit Code, and other consumer credit laws and equal credit opportunity and disclosure laws.

     (iv) Binding Obligation. Each Receivable shall represent the genuine, legal, valid, and binding payment obligation in writing of the Obligor, enforceable by the holder thereof in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally.

     (v) No Government Obligor. None of the Receivables shall be due from the United States of America or any State or from any agency, department, or instrumentality of the United States of America or any State.

     (vi) Security Interest in Financed Vehicle. Immediately prior to the sale, transfer, assignment, and conveyance thereof, each Receivable shall be secured by a validly perfected first security interest in the Financed Vehicle in favor of Ford Credit as secured party or all necessary and appropriate actions shall have been commenced that would result in the valid perfection of a first security interest in the Financed Vehicle in favor of Ford Credit as secured party.

     (vii) Receivables in Force. No Receivable shall have been satisfied, subordinated, or rescinded, nor shall any Financed Vehicle have been released from the lien granted by the related Receivable in whole or in part.

     (viii)  No Waiver.  No provision of a Receivable shall have been waived.

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     (ix)  No Defenses.  No right of rescission, setoff, counterclaim, or defense shall have been asserted or threatened with respect to any Receivable.

     (x) No Liens. To the best of the Seller's knowledge, no liens or claims shall have been filed for work, labor, or materials relating to a Financed Vehicle that shall be liens prior to, or equal or coordinate with, the security interest in the Financed Vehicle granted by the Receivable.

     (xi) No Default. Except for payment defaults continuing for a period of not more than [thirty (30)] days as of the Cutoff Date, no default, breach, violation, or event permitting acceleration under the terms of any Receivable shall have occurred; and no continuing condition that with notice or the lapse of time would constitute a default, breach, violation, or event permitting acceleration under the terms of any Receivable shall have arisen; and the Seller shall not waive any of the foregoing.

     (xii) Insurance. Ford Credit, in accordance with its customary procedures, shall have determined that the Obligor has obtained or agreed to obtain physical damage insurance covering the Financed Vehicle.

     (xiii) Title. It is the intention of the Seller that the transfer and assignment herein contemplated constitute a sale of the Receivables from the Seller to the Issuer and that the beneficial interest in and title to the Receivables not be part of the Seller's estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy law. No Receivable has been sold, transferred, assigned, or pledged by the Seller to any Person other than the Issuer. Immediately prior to the transfer and assignment herein contemplated, the Seller had good and marketable title to each Receivable free and clear of all Liens, encumbrances, security interests, and rights of others and, immediately upon the transfer thereof, the Issuer shall have good and marketable title to each Receivable, free and clear of all Liens, encumbrances, security interests, and rights of others; and the transfer has been perfected under the UCC.

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

     (xiv) Valid Assignment. No Receivable shall have been originated in, or shall be subject to the laws of, any jurisdiction under which the sale, transfer, assignment and conveyance of such Receivable under this Agreement or pursuant to transfers of the Notes or the Certificates shall be unlawful, void, or voidable. The Seller has not entered into any agreement with any account debtor that prohibits, restricts or conditions the assignment of any portion of the Receivables.

     (xv) All Filings Made. All filings (including, without limitation, UCC filings) necessary in any jurisdiction to give the Issuer a first perfected ownership interest in the Receivables, and to give the Indenture Trustee a first perfected security interest therein, shall have been made.

     (xvi) Chattel Paper. Each Receivable constitutes "chattel paper" as defined in the UCC.

     (xvii) One Original. There shall be only one original executed copy of each Receivable.

     (xviii) New and Used Vehicles. Approximately ___% of the aggregate Principal Balance of the Receivables, constituting ___% of the number of Receivables, as of the Cutoff Date, represent vehicles financed at new vehicle rates, and the remainder of the Receivables represent vehicles financed at used vehicle rates.

     [(xix)Amortization Type. Approximately ____% of the aggregate Principal Balance of the Receivables as of the Cutoff Date constitute Precomputed Receivables, and the remainder of the Receivables constitute Simple Interest Receivables.]

     (xx) Origination. Each Receivable shall have an origination date on or after ______ __, ____.

     (xxi) Maturity of Receivables. Each Receivable shall have an original maturity of not greater than sixty (60) months.

     (xxii) Minimum Annual Percentage Rate. Each Receivable shall have an Annual Percentage Rate equal to or greater than ___%.

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     (xxiii)  Scheduled Payments.  Each Receivable shall have a first Scheduled
Payment due[, in the case of Precomputed Receivables, or a scheduled due date, in the case of Simple Interest Receivables,] on or prior to ______ __, ____ and no Receivable shall have a payment that is more than [thirty (30)] days overdue as of the Cutoff Date.

     (xxiv) Location of Receivable Files. The Receivable Files shall be kept at one or more of the locations listed in Schedule B hereto.

     (xxv) No Extensions. The number of Scheduled Payments shall not have been extended on any Receivable on or before the Cutoff Date.

     (xxvi) Rating Agencies. The rating agencies rating the Notes and the Certificates are Moody's and Standard & Poor's.

     (xxvii)  Agreement.  The representations and warranties of the Seller in
Section 6.1 are true and correct.

     [(xxviii) No Receivables Originated in Alabama or Pennsylvania. No Receivable shall have been originated in Alabama or Pennsylvania.]

     SECTION 2.3. Repurchase upon Breach. The Seller, the Servicer, the Issuer or the Owner Trustee, as the case may be, shall inform the other parties to this Agreement, the Indenture Trustee and Ford Credit promptly, in writing, upon the discovery of any breach of the Seller's representations and warranties made by the Seller pursuant to Section 2.2. Unless the breach shall have been cured by the last day of the second Collection Period following the discovery, the Indenture Trustee shall enforce the obligation of the Seller under this
Section 2.3, and, if necessary, the Seller shall enforce the obligation of Ford Credit under the Purchase Agreement, to repurchase any Receivable materially and adversely affected by the breach as of such last day (or, at the Seller's option, the last day of the first Collection Period following the discovery). In consideration of the purchase of the Receivable, the Seller shall remit the Purchase Amount, in the manner specified in Section 4.5. The sole remedy of the Issuer, the Owner Trustee,

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

the Indenture Trustee, the Noteholders or the Certificateholders with respect to a breach of the Seller's representations and warranties pursuant to
Section 2.2 shall be to require the Seller to repurchase Receivables pursuant to this Section 2.3 or to enforce the obligation of Ford Credit to the Seller to repurchase such Receivables pursuant to the Purchase Agreement. Neither the Owner Trustee nor the Indenture Trustee shall have any duty to conduct an affirmative investigation as to the occurrence of any condition requiring the repurchase of any Receivable pursuant to this Section 2.3 or the eligibility of any Receivable for purposes of this Agreement.

     SECTION 2.4. Custody of Receivable Files. To assure uniform quality in servicing the Receivables and to reduce administrative costs, the Issuer, upon the execution and delivery of this Agreement, hereby revocably appoints the Servicer, and the Servicer hereby accepts such appointment, to act as the agent of the Issuer and the Indenture Trustee as custodian of the following documents or instruments, which are hereby constructively delivered to the Indenture Trustee, as pledgee of the Issuer pursuant to the Indenture, with respect to each Receivable:

     (i)  The original of the Receivable.

     (ii) The original credit application fully executed by the Obligor or a photocopy thereof or a record thereof on a computer file or disc or on microfiche.

     (iii) The original certificate of title or such documents that the Servicer or Ford Credit shall keep on file, in accordance with its customary procedures, evidencing the security interest of Ford Credit in the Financed Vehicle.

     (iv) Any and all other documents (including any computer file or disc or microfiche) that the Servicer or the Seller shall keep on file, in accordance with its customary procedures, relating to a Receivable, an Obligor, or a Financed Vehicle.

     The Servicer shall provide an Officer's Certificate to the Issuer and the Indenture Trustee confirming that the Servicer has received on behalf of the Issuer

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

and the Indenture Trustee all the documents and instruments necessary for the Servicer to act as the agent of the Issuer and the Indenture Trustee for the purposes set forth in this Section 2.4, including the documents referred to herein, and the Issuer, the Owner Trustee and the Indenture Trustee are hereby authorized to rely on such Officer's Certificate.

     SECTION 2.5.  Duties of Servicer as Custodian.

     (a) Safekeeping. The Servicer shall hold the Receivable Files for the benefit of the Issuer and the Indenture Trustee and maintain such accurate and complete accounts, records, and computer systems pertaining to each Receivable File as shall enable the Servicer and the Issuer to comply with the terms and conditions of this Agreement, and the Indenture Trustee to comply with the terms and conditions of the Indenture. In performing its duties as custodian the Servicer shall act with reasonable care, using that degree of skill and attention that the Servicer exercises with respect to the receivable files relating to all comparable automotive receivables that the Servicer services for itself or others. In accordance with its customary practices with respect to its retail installment sale contracts, the Servicer shall conduct, or cause to be conducted, periodic audits of the Receivable Files held by it under this Agreement, and of the related accounts, records, and computer systems, in such a manner as shall enable the Issuer or the Indenture Trustee to verify the accuracy of the Servicer's record keeping. The Servicer shall promptly report to the Owner Trustee and the Indenture Trustee any failure on its part to hold the Receivable Files and maintain its accounts, records, and computer systems as herein provided and promptly take appropriate action to remedy any such failure. Nothing herein shall be deemed to require an initial review or any periodic review by the Issuer, the Owner Trustee or the Indenture Trustee of the Receivable Files.

     (b) Maintenance of and Access to Records. The Servicer shall maintain each Receivable File at one of its offices specified in Schedule B to this Agreement, or at such other office as shall be specified to the Issuer and the Indenture Trustee by written notice not later than ninety (90) days after any change in location. The Servicer shall make available to the Issuer and the

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

Indenture Trustee or their duly authorized representatives, attorneys, or auditors a list of locations of the Receivable Files, the Receivable Files, and the related accounts, records, and computer systems maintained by the Servicer at such times as the Issuer or the Indenture Trustee shall instruct.

     (c) Release of Documents. Upon written instructions from the Indenture Trustee, the Servicer shall release any document in the Receivable Files to the Indenture Trustee, the Indenture Trustee's agent, or the Indenture Trustee's designee, as the case may be, at such place or places as the Indenture Trustee may designate, as soon thereafter as is practicable. Any document so released shall be handled by the Indenture Trustee with due care and returned to the Servicer for safekeeping as soon as the Indenture Trustee or its agent or designee, as the case may be, shall have no further need therefor.

     SECTION 2.6. Instructions; Authority to Act. All instructions from the Indenture Trustee shall be in writing and signed by an Authorized Officer of the Indenture Trustee, and the Servicer shall be deemed to have received proper instructions with respect to the Receivable Files upon its receipt of such written instructions.

     SECTION 2.7. Custodian's Indemnification. The Servicer as custodian shall indemnify the Issuer, the Owner Trustee and the Indenture Trustee for any and all liabilities, obligations, losses, compensatory damages, payments, costs, or expenses of any kind whatsoever that may be imposed on, incurred, or asserted against the Issuer, the Owner Trustee or the Indenture Trustee as the result of any improper act or omission in any way relating to the maintenance and custody by the Servicer as custodian of the Receivable Files; provided, however, that the Servicer shall not be liable to the Owner Trustee for any portion of any such amount resulting from the willful misfeasance, bad faith, or negligence of the Indenture Trustee or the Owner Trustee and shall not be liable to the Indenture Trustee for any portion of any such amount resulting from the willful misfeasance, bad faith, or negligence of the Indenture Trustee or the Owner Trustee.

     SECTION 2.8. Effective Period and Termination. The Servicer's appointment as custodian shall become

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

effective as of the Cutoff Date and shall continue in full force and effect until terminated pursuant to this Section 2.8. If Ford Credit shall resign as Servicer in accordance with the provisions of this Agreement or if all of the rights and obligations of the Servicer shall have been terminated under Section 8.1, the appointment of the Servicer as custodian hereunder may be terminated by the Indenture Trustee, or by the Noteholders of Notes evidencing not less than 25% of the principal amount of the Notes Outstanding or, with the consent of Noteholders of Notes evidencing not less than 25% of the principal amount of the Notes Outstanding, by the Owner Trustee or by Certificateholders of Certificates evidencing not less than 25% of the Certificate Balance, in the same manner as the Indenture Trustee or such Securityholders may terminate the rights and obligations of the Servicer under
Section 8.1. As soon as practicable after any termination of such appointment, the Servicer shall deliver the Receivable Files and the related accounts and records maintained by the Servicer to the Indenture Trustee or the Indenture Trustee's agent at such place or places as the Indenture Trustee may reasonably designate.


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


                                 ARTICLE III

                                  [RESERVED]


                                     12

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                                   ARTICLE IV

                        DISTRIBUTIONS; RESERVE ACCOUNT;
                STATEMENTS TO NOTEHOLDERS AND CERTIFICATEHOLDERS

     SECTION 4.1. Accounts. (a) The Servicer shall, prior to the Closing Date, establish and maintain a segregated trust account in the name of the Indenture Trustee, at a Qualified Institution or Qualified Trust Institution
(which shall initially be               ), which shall be designated as the
"Collection Account". The Collection Account shall be held in trust for the benefit of the Noteholders and the Certificateholders. The Collection Account shall be under the sole dominion and control of the Indenture Trustee; provided, that the Servicer may make deposits to and direct the Indenture Trustee in writing to make withdrawals from the Collection Account in accordance with the terms of the Basic Documents. All monies deposited from time to time in the Collection Account shall be held by the Indenture Trustee as part of the Trust Property and all deposits to and withdrawals therefrom shall be made only upon the terms and conditions of the Basic Documents.

     If the Servicer is required to remit collections pursuant to the first sentence of Section 4.2, all amounts held in the Collection Account shall, to the extent permitted by applicable law, rules and regulations, be invested, as directed in writing by the Servicer, by the bank or trust company then maintaining the Collection Account in Permitted Investments that mature not later than the Business Day immediately prior to the Distribution Date for the Collection Period to which such amounts relate and such Permitted Investments shall be held to maturity. All interest and other income (net of losses and investment expenses) on funds on deposit in the Collection Account shall be withdrawn from the Collection Account at the written direction of the Servicer
and shall be paid to the            .  In the event that the Collection Account
is no longer to be maintained at                             , the Servicer
shall, with the Indenture Trustee's or Owner Trustee's assistance as necessary, cause the Collection Account to be moved to a Qualified Institution or a Qualified Trust Institution within ten (10) Business Days (or such longer period not to exceed thirty (30) calendar days as to which each Rating Agency may consent).

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

     (b) The Servicer shall, prior to the Closing Date, establish and maintain a segregated trust account in the name of the Indenture Trustee at a Qualified
Institution or Qualified Trust Institution (which shall initially be        ),
which shall be designated as the "Note Payment Account".  The Note
Payment Account shall be held in trust for the benefit of the Noteholders. The Note Payment Account shall be under the sole dominion and control of the Indenture Trustee. All monies deposited from time to time in the Note Payment Account pursuant to this Agreement and the Indenture shall be held by the Indenture Trustee as part of the Trust Property and shall be applied as provided in the Basic Documents. In the event that the Note Payment Account is
no longer to be maintained at                         , the Servicer shall,
with the Indenture Trustee's assistance as necessary, cause the Note Payment Account to be moved to a Qualified Institution or a Qualified Trust Institution within ten (10) Business Days (or such longer period not to exceed thirty (30) calendar days as to which each Rating Agency may consent).

     (c) The Servicer shall, prior to the Closing Date, establish and maintain a segregated trust account in the name of the Owner Trustee at a Qualified
Institution or Qualified Trust Institution (which shall initially be         ),
which shall be designated as the "Certificate Distribution Account".
Except as provided in the Trust Agreement, the Certificate Distribution Account shall be held in trust for the benefit of the Certificateholders. The Certificate Distribution Account shall be under the sole dominion and control of the Owner Trustee. All monies deposited from time to time in the Certificate Distribution Account pursuant to this Agreement and the Indenture shall be held by the Owner Trustee as part of the Trust Property and shall be applied as provided in the Basic Documents. In the event that the Certificate
Distribution Account is no longer to be maintained at             , the
Servicer shall, with the Owner Trustee's assistance as necessary, cause the Certificate Distribution Account to be moved to a Qualified Institution or a Qualified Trust Institution within ten (10) Business Days (or such longer period not to exceed thirty (30) calendar days as to which each Rating Agency may consent).

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

     (d) The Servicer shall, prior to the Closing Date, establish and maintain a segregated trust account in the name of the Indenture Trustee at a Qualified
Institution or Qualified Trust Institution (which shall initially be         ),
which shall be designated as the "Payahead Account" (the Payahead
Account, together with the Collection Account and the Note Payment Account, the "Trust Accounts"). The Payahead Account shall be held in trust for the benefit of the Securityholders. The Payahead Account shall be under the sole dominion and control of the Indenture Trustee provided, that the Servicer may make deposits to and direct the Indenture Trustee in writing to make withdrawals from the Payahead Account in accordance with the Basic Documents. All monies deposited from time to time in the Payahead Account shall be held by the Indenture Trustee as part of the Trust Property and all deposits to and withdrawals therefrom shall be made only upon the terms and conditions of the Basic Documents.

     If the Servicer is required to remit collections pursuant to the first sentence of Section 4.2, all amounts held in the Payahead Account shall, to the extent permitted by applicable law, rules and regulations, be invested, as directed in writing by the Servicer, by the bank or trust company then maintaining the Payahead Account in Permitted Investments that mature not later than the Business Day immediately prior to the Distribution Date for the Collection Period to which such amounts relate and such Permitted Investments shall be held to maturity. All interest and other income (net of losses and investment expenses) on funds on deposit in the Payahead Account shall be withdrawn from the Payahead Account at the direction of the Servicer and shall
be paid to                 .  In the event that the Payahead Account is no
longer to be maintained at               , the Servicer shall, with the
Indenture Trustee's or Owner Trustee's assistance as necessary, cause the Payahead Account to be moved to a Qualified Institution or a Qualified Trust Institution within ten (10) Business Days (or such longer period not to exceed thirty (30) calendar days as to which each Rating Agency may consent).

     (e) Notwithstanding the provisions of clause (d) above and of Section 4.6(a)(ii), for so long as (i) Ford Credit is the Servicer, (ii) the rating of Ford Credit's short-term unsecured debt is at least P-1 by

Moody's and is at least A-1 by Standard & Poor's and (iii) no Event of Servicing Termination shall have occurred (each, a "Monthly Remittance Condition"), Payaheads need not be remitted to and deposited in the Payahead Account but instead may be remitted to and held by the Servicer. So long as each Monthly Remittance Condition is satisfied, the Servicer shall not be required to segregate or otherwise hold separate any Payaheads remitted to the Servicer as aforesaid but shall be required to remit Payaheads to the Collection Account in accordance with Section 4.6(a)(i). At any time as any Monthly Remittance Condition is not satisfied, the Servicer shall deposit in the Payahead Account the amount of any Payaheads then held or received by it (which amount shall be at least equal to the Payahead Balance as of the close of business on the last day of the immediately preceding Collection Period). Notwithstanding the foregoing, if a Monthly Remittance Condition is not satisfied the Servicer may utilize, with respect to Payaheads, an alternative remittance schedule (which may include the remittance schedule utilized by the Servicer before the Monthly Remittance Condition became unsatisfied), if the Servicer provides to the Owner Trustee and the Indenture Trustee written confirmation from each Rating Agency that such alternative remittance schedule will not result in the downgrading or withdrawal by such Rating Agency of the ratings then assigned to the Notes and the Certificates. The Owner Trustee and the Indenture Trustee shall not be deemed to have knowledge of any event or circumstance under clause (iii) of the first sentence of this Section 4.1(e) that would require remittance of the Payaheads to the Payahead Account unless the Owner Trustee or the Indenture Trustee has received notice of such event or circumstance from the Seller or the Servicer in an Officer's Certificate or from the Noteholders of Notes evidencing not less than 25% of the principal amount of the Notes Outstanding or from the Certificateholders of Certificates evidencing not less than 25% of the Certificate Balance or unless a Trustee Officer in the Corporate Trust Office with knowledge hereof and familiarity herewith has actual knowledge of such event or circumstance.

     SECTION 4.2. Collections. The Servicer shall remit daily to the Collection Account (i) all payments by or on behalf of the Obligors (including Payaheads on the Receivables and Rule of 78's Payments, but excluding Pur-chased Receivables) and (ii) all Liquidation Proceeds, both as collected during the Collection Period. Ford Credit, so long as it is acting as the Servicer, may make remittances of collections on a less frequent basis than that specified in the immediately preceding sentence. It is understood that such less frequent remittances may be made only on the specific terms and conditions set forth below in this Section 4.2 and only for so long as such terms and conditions are fulfilled. Accordingly, notwithstanding the provisions of the first sentence of this Section 4.2, the Servicer shall remit collections received during a Collection Period to the Collection Account in immediately available funds on the related Distribution Date but only for so long as each Monthly Remittance Condition is satisfied. Notwithstanding the foregoing, if a Monthly Remittance Condition is not satisfied the Servicer may utilize an alternative remittance schedule (which may include the remittance schedule utilized by the Servicer before the Monthly Remittance Condition became unsatisfied), if the Servicer provides to the Owner Trustee and the Indenture Trustee written confirmation from each Rating Agency that such alternative remittance schedule will not result in the downgrading or withdrawal by such Rating Agency of the ratings then assigned to the Notes and the Certificates. The Owner Trustee or the Indenture Trustee shall not be deemed to have knowledge of any event or circumstance under clause (iii) of the definition of Monthly Remittance Condition that would require daily remittance by the Servicer to the Collection Account unless the Owner Trustee or the Indenture Trustee has received notice of such event or circumstance from the Seller or the Servicer in an Officer's Certificate or from the Noteholders of Notes evidencing not less than 25% of the principal amount of the Notes Outstanding or from the Certificateholders of Certificates evidencing not less than 25% of the Certificate Balance or a Trustee Officer in the Corporate Trust Office with knowledge hereof or familiarity herewith has actual knowledge of such event or circumstance. For purposes of this Article IV the phrase "payments by or on behalf of Obligors" shall mean payments made by Persons other than the Servicer or by other means.

     SECTION 4.3. Application of Collections. For the purposes of this Agreement, as of the close of business on the last day of each Collection Period, all col-lections for the Collection Period with respect to each Receivable
(other than a Purchased Receivable) shall be applied by the Servicer as follows:

       Payments by or on behalf of the Obligor which are not late fees, prepayment charges, or other administrative fees and expenses, or similar charges which constitute the Supplemental Servicing Fee shall be applied first to reduce Outstanding Advances made with respect to such Receivable, as described in Section 4.4(a) below. Next, any excess shall be applied (i) in the case of Simple Interest Receivables, to interest and principal on the Receivable in accordance with the Simple Interest Method and (ii) in the case of Precomputed Receivables, to the Scheduled Payment with respect to such Receivable and any remaining excess (except for partial prepayments which cause a reduction in the Obligor's periodic payment to below the Scheduled Payment as of the Cutoff Date) shall be added to the Payahead Balance, and shall be applied to prepay the Precomputed Receivable but only if the sum of such excess and the previous Payahead Balance shall be sufficient to prepay the Precomputed Receivable in full, otherwise such excess shall constitute a Payahead, and shall increase the Payahead Balance.

     SECTION 4.4. Advances. (a) As of the close of business on the last day of each Collection Period, if the payments by or on behalf of the Obligor on a Precomputed Receivable (other than a Purchased Receivable) after application under Section 4.3 shall be less than the Scheduled Payment, whether as a result of any extension granted to the Obligor or otherwise, the Payahead Balance, if any, with respect to such Receivables shall be applied by the Indenture Trustee to the extent of the shortfall, and such Payahead Balance shall be reduced accordingly. Next, subject to the following sentence, the Servicer shall make an Advance of any remaining shortfall. The Servicer will be obligated to make an Advance in respect of a Receivable only to the extent that the Servicer, in its sole discretion, shall determine that the Advance shall be recoverable from subsequent collections or recoveries on any Receivable.

With respect to each Receivable, the Advance shall increase Outstanding Advances. Outstanding Advances shall be reduced by subsequent payments by or on behalf of the Obligor, collections of Liquidation Proceeds and payments of the Purchase Amount.

     If the Servicer shall determine that an Outstanding Advance with respect to any Receivable shall not be recoverable, the Servicer shall be reimbursed from any collections made on other Receivables in the Trust, and Outstanding Advances with respect to such Receivable shall be reduced accordingly.

     (b) In the event that an Obligor shall prepay a Receivable in full, if the related contract did not require such Obligor to pay a full month's interest, for the month of prepayment, at the Annual Percentage Rate, the Servicer shall make an unreimbursable advance of the amount of such interest.

     SECTION 4.5. Additional Deposits. (a) The Servicer shall deposit in the Collection Account the aggregate Advances pursuant to Section 4.4(a) and the aggregate advances pursuant to Section 4.4(b). To the extent that the Servicer fails to make an advance pursuant to Section 4.4(b) on the date required, the Indenture Trustee shall withdraw such amount from the Reserve Account and deposit such amount in the Collection Account. The Servicer and the Seller shall deposit in the Collection Account the aggregate Purchase Amounts with respect to Purchased Receivables and the Servicer shall deposit therein all amounts to be paid under Sections 9.1 and 3.7(b). The Indenture Trustee shall deposit in the Collection Account the aggregate of amounts received pursuant to the Yield Supplement Agreement, if any, and amounts received from the Letter of Credit Bank or the Yield Supplement Account, if any, pursuant to Article V.
All such deposits with respect to a Collection Period shall be made, in immediately available funds, on the Distribution Date related to such Collection Period.

     (b) The Indenture Trustee shall on the Distribution Date relating to each Collection Period make a withdrawal from the Reserve Account in an amount equal to the amount (if positive) calculated by the Servicer pursuant to the second sentence of Section 4.6(b) and shall deposit such funds into the Collection Account.

     SECTION 4.6. Distributions. (a) On each Distribution Date, the Indenture Trustee shall cause to be made the following transfers and distributions in the amounts set forth in the Servicer's Certificate for such Distribution Date:

           (i) From the Payahead Account, or from the Servicer in the event the provisions of Section 4.1(e) above are applicable, to the Collection Account, in immediately available funds, (x)Ethe portion of Payaheads constituting Scheduled Payments or prepayments in full, required by Sections 4.3 and 4.4(a), and (y) the Payahead Balance, if any, relating to any Purchased Receivable.

           (ii) From the Collection Account to the Payahead Account, or to the Servicer in the event the provisions of Section 4.1(e) above are applicable, in immediately available funds, the aggregate Payaheads required by Section 4.3 for the Collection Period related to such Distribution Date.

           (iii) From the Collection Account to the Servicer, in immediately available funds, repayment of Outstanding Advances pursuant to Section 4.4(a).

      (b) Prior to each Distribution Date, the Servicer shall on each Determination Date calculate the Available Funds, the Available Interest, the Available Principal, the Scheduled Principal, the Servicing Fee, the Accrued
Note Interest, the Noteholders' Regular Principal, the Noteholders' Accelerated Principal, the Principal Distribution Amount, the Accrued Certificate Interest, the Certificateholders' Regular Principal and the Yield Supplement Amount, if any. In addition, the Servicer shall calculate on each Determination Date the difference between the Total Required Payment (together with, after the Notes have been paid in full, the Certificateholders' Regular Principal) and Available Funds.

      (c) On each Distribution Date, the Servicer shall instruct the Indenture Trustee (based on the information contained in the Servicer's Certificate delivered on the related Determination Date pursuant to Section 3.9), to make the following withdrawals from the Collec-tion Account and make deposits, distributions and payments, to the extent of funds on deposit in the Collection Account, in the following order of priority:

                  (i) first, to the Servicer, the Servicing Fee and all unpaid Servicing Fees from prior Collection Periods;

                  (ii) second, to the Note Payment Account, the Accrued Note Interest;

                  (iii) third, to the Note Payment Account, the Noteholders' Regular Principal;

                  (iv) fourth, to the Certificate Distribution Account, the Accrued Certificate Interest;

                  (v) fifth, on or after the Distribution Date on which the outstanding principal amount of all the Notes is reduced to zero, to the Certificate Distribution Account, the Certificateholders' Regular Principal;

                  (vi) sixth, to the Reserve Account, the amount, if any, necessary to reinstate the balance in the Reserve Account up to the Specified Reserve Balance;

                  (vii) seventh, to the Note Payment Account, the Noteholders' Accelerated Principal; and

                  (viii) eighth, to the Seller, any remaining portion of funds on deposit in the Collection Account.

     Notwithstanding the foregoing, following the occurrence and during the continuation of an Event of Default which has resulted in an acceleration of the Notes or following an Insolvency Event or a dissolution with respect to the Seller or the General Partner, the Available Funds remaining after the application of clauses (i) and (ii) above will be deposited in the Note Payment Account to the extent necessary to reduce the principal amount of all the Notes to zero, and the Certificateholders will not receive any distributions until the principal amount and accrued interest on all the Notes have been paid in full.

     SECTION 4.7. Reserve Account. (a) (i) The Seller shall, prior to the Closing Date, establish and maintain an account in the name of the Indenture Trustee at a Qualified Institution or Qualified Trust Institution (which shall
initially be          ), which shall be designated as the "Reserve Account".
The Reserve Account shall be under the sole dominion and control of the Indenture Trustee; provided, that the Servicer may make deposits to the Reserve Account in accordance with the Basic Documents. On the Closing Date, the Seller shall deposit the Reserve Initial Deposit into the Reserve Account from the net proceeds of the sale of the Notes and the Certificates. All amounts on deposit in and credited to the Reserve Account, including the Reserve Initial Deposit and any Permitted Investments (whether in the form of deposit accounts, Physical Property, book-entry securities, uncertificated securities or otherwise), and all proceeds thereof (such amounts, the "Reserve Account Property") shall hereby be sold, conveyed and transferred by the Seller to the Trust. Pursuant to the Indenture, the Trust will pledge all of its right, title and interest in, to and under the Reserve Account and the Reserve Account Property to the Indenture Trustee on behalf of the Noteholders to secure the Trust's obligations under the Notes and the Indenture.

     The Reserve Account Property shall, to the extent permitted by applicable law, rules and regulations, be invested, as directed in writing by the Servicer, by the bank or trust company then maintaining the Reserve Account in Permitted Investments that mature not later than the next Distribution Date, and such Permitted Investments shall be held to maturity. All interest and other income (net of losses and investment expenses) on funds on deposit in the Reserve Account shall, upon the written direction of the Servicer, be paid to the Seller on any Distribution Date to the extent funds on deposit therein, as certified by the Servicer, exceed the Specified Reserve Balance. In the event
the Reserve Account is no longer to be maintained at                        ,
the Servicer shall, with the Indenture Trustee's or Owner Trustee's assistance as necessary, cause the Reserve Account to be moved to a Qualified Institution or a Qualified Trust Institution within ten

(10) Business Days (or such longer period not to exceed thirty (30) calendar days as to which each Rating Agency may consent).

              (ii)  With respect to Reserve Account Property:

                         (A) any Reserve Account Property that is held in deposit accounts shall be held solely in the name of the Indenture Trustee at one or more depository institutions having the Required Rating. Each such deposit account shall be subject to the exclusive custody and control of the Indenture Trustee, and the Indenture Trustee shall have sole signature authority with respect thereto.

                         (B) any Reserve Account Property that constitutes Physical Property shall be delivered to the Indenture Trustee in accordance with paragraph (a) of the definition of "Delivery" and shall be held, pending maturity or disposition, solely by the Indenture Trustee or a financial intermediary (as such term is defined in Section 8-313(4) of the UCC) acting solely for the Indenture Trustee.

                         (C) any Reserve Account Property that is a book-entry security held through the Federal Reserve System pursuant to federal book-entry regulations shall be delivered in accordance with paragraph (b) of the definition of "Delivery" and shall be maintained by the Indenture Trustee, pending maturity or disposition, through continued book-entry registration of such Reserve Account Property as described in such paragraph.

                         (D)  any Reserve Account Property that is an
                    "uncertificated security" under Article 8 of the UCC shall be delivered to the Indenture Trustee in accordance with paragraph (c) of the definition of "Delivery" and shall be maintained by the Indenture Trustee, pending maturity or disposi-tion, through continued registration of the Indenture Trustee's (or its nominee's) ownership of such security;

                         (E) Property of a type which is not capable of being delivered to the Indenture Trustee in accordance with the definition of "Delivery" shall not constitute Reserve Account Property.

     Effective upon Delivery of any Reserve Account Property in the form of Physical Property, uncertified securities or book-entry securities, the Indenture Trustee shall be deemed to have represented that it has purchased such Reserve Account Property for value, in good faith, and without notice of any adverse claim thereto.

     (b) If the Servicer pursuant to Section 4.4 determines on any Determination Date that it is required to make an Advance and does not do so from its own funds, the Servicer shall promptly instruct the Indenture Trustee in writing to withdraw funds, in an amount specified by the Servicer, from the Reserve Account and deposit them in the Collection Account to cover any shortfall. Such payment shall be deemed to have been made by the Servicer pursuant to Section 4.4 for purposes of making distributions pursuant to this Agreement, but shall not otherwise satisfy the Servicer's obligation to deliver the amount of the Advances to the Indenture Trustee, and the Servicer shall within two Business Days replace any funds in the Reserve Account so used.

     (c) If the amount on deposit in the Reserve Account on any Distribution Date (after giving effect to all deposits thereto or withdrawals therefrom on such Distribution Date) is greater than the Specified Reserve Balance for such Distribution Date, the Servicer shall instruct the Indenture Trustee to distribute the amount of such excess to the Seller; provided that the Indenture Trustee and the Owner Trustee hereby release, on each Distribution Date, their security interest in, to and under Reserve Account Property distributed to the Seller; and provided further, that any portion of such excess attributable to investment income (net of losses and investment expenses) shall be paid to the Seller.

     (d) Following the payment in full of the aggregate principal amount of the Notes and the Certificate Balance and of all other amounts owing or to be distributed hereunder or under the Indenture or the Trust Agreement to Noteholders and Certificateholders and the termination of the Trust, any remaining Reserve Account Property shall be distributed to the Seller.

     SECTION 4.8. Net Deposits. For so long as (i) Ford Credit shall be the Servicer, (ii) the Servicer shall be entitled pursuant to Section 4.2 to remit collections on a monthly rather than daily basis, and (iii) the Servicer shall be entitled pursuant to Section 4.1(e) to retain Payaheads rather than deposit them in the Payahead Account, Ford Credit may make the remittances pursuant to Sections 4.2 and 4.5 above, net of amounts to be distributed to Ford Credit pursuant to Section 4.6(c). Nonetheless, the Servicer shall account for all of the above described remittances and distributions except for the Supplemental Servicing Fee in the Servicer's Certificate as if the amounts were deposited and/or transferred separately. The Seller may make the remittances pursuant to Sections 4.2 and 4.5 above, net of amounts to be distributed to the Seller pursuant to Sections 4.6(c) and 4.7(c). Nonetheless, the Seller shall account for all of the above described remittances and distributions as if the amounts were deposited and/or transferred separately.

     SECTION 4.9. Statements to Noteholders and Certificateholders. On each Distribution Date, the Servicer shall provide to the Indenture Trustee (with copies to the Rating Agencies and each Note Paying Agent) for the Indenture Trustee to forward to each Noteholder of record as of the most recent Record Date and to the Owner Trustee (with copies to the Rating Agencies and to each Certificate Paying Agent) for the Owner Trustee to forward to each Certificateholder of record as of the most recent Record Date a statement based on information in the Servicer's Certificate furnished pursuant to Section 3.9, setting forth for the Collection Period relating to such Distribution Date the following information as to the Notes and the Certificates to the extent applicable:

           (i) the amount of such distribution allocable to principal allocable to the Notes and to the Certificates;

           (ii) the amount of such distribution allocable to interest allocable to the Notes and the Certificates;

           (iii) the amount of such distribution allocable to the Yield Supplement Amount;

           (iv) the Pool Balance as of the close of business on the last day of the preceding Collection Period;

           (v) the amount of the Servicing Fee paid to the Servicer with respect to the related Collection Period and the amount of any unpaid Servicing Fees and the change in such amount from that of the prior Distribution Date;

           (vi) the amounts of the Noteholders' Interest Carryover Shortfall, the Noteholders' Principal Carryover Shortfall, the Certificateholders' Interest Carryover Shortfall and the Certificateholders' Principal Carryover Shortfall, if any, on such Distribution Date and the change in such amounts from the preceding Distribution Date;

           (vii) the aggregate outstanding principal amount of each Class of Notes, the Note Pool Factor for each Class of Notes, the Certificate Balance and the Certificate Pool Factor as of such Distribution Date;

           (viii) the balance of the Reserve Account on such Distribution Date, after giving effect to distributions made on such Distribution Date and the change in such balance from the preceding Distribution Date;

           (ix) the amount of the aggregate Realized Losses, if any, with respect to the related Collection Period;

           (x) the aggregate Purchase Amount of Receivables repurchased by the Seller or purchased by the Servicer, if any, with respect to the related Collection Period; and

           (xi)  the amount of Advances, if any, on such Distribution Date.

     Each amount set forth on the Distribution Date statement pursuant to clauses (i), (ii), (v) or (vi) above shall be expressed as a dollar amount per $1,000 of original principal amount or original Certificate Balance of a Note or a Certificate, as applicable.

                                   ARTICLE V

                       YIELD SUPPLEMENT LETTER OF CREDIT

     SECTION 5.1. Yield Supplement Letter of Credit and the Yield Supplement Account.

     (a) The Servicer shall, prior to the Closing Date, establish and maintain an account in the name of the Indenture Trustee at a Qualified Institution or
Qualified Trust Institution (which shall initially be                        ),
which shall be designated as the "Yield Supplement Account". Amounts on deposit in the Yield Supplement Account will be used for the payment of any Yield Supplement Amounts required to be paid on any Distribution Date pursuant to the Yield Supplement Agreement which Ford Credit has not paid as of such Distribution Date. The Yield Supplement Account shall be under the sole dominion and control of the Indenture Trustee; provided that the Servicer may make deposits to and direct the Indenture Trustee to make withdrawals from the Yield Supplement Account in accordance with the Basic Documents. On the Closing Date, the Seller will deposit the Yield Supplement Initial Deposit into the Yield Supplement Account from the net proceeds of the sale of the Notes and the Certificates. To the extent, on any Distribution Date, the amount on deposit in the Yield Supplement Account (after giving effect to any withdrawals to be made on such Distribution Date, but exclusive of net investment income) is greater than the Specified Yield Supplement Balance, then, in such event, the Servicer shall instruct the Indenture Trustee in writing to pay such excess amount to the Seller. In the event that the Yield Supplement Account is no
longer to be maintained at                                                  ,
the Servicer shall, with the Indenture Trustee's assistance as necessary, cause the Yield Supplement Account to be moved to a Qualified Institution or a Qualified Trust Institution within ten (10) Business Days (or such longer period not to exceed thirty (30) calendar days as to which each Rating Agency may consent).

     The Seller hereby sells, conveys and transfers to the Trust the Yield Supplement Account, all funds and investments on deposit therein or credited thereto and all proceeds thereof, subject, however, to the limitations set forth below.

     Pursuant to the Indenture, the Trust will pledge its rights under the Yield Supplement Agreement (including its rights to amounts on deposit in the Yield Supplement Account) to the Indenture Trustee to secure its obligations under the Notes and the Indenture. Such sale, conveyance and transfer of the Yield Supplement Account by the Seller to the Trust, and such pledge by the Trust of its rights to amounts in the Yield Supplement Account to the Indenture Trustee, shall be subject to the following limitations:

            (i) All or a portion of the Yield Supplement Account may be invested and reinvested in the manner specified in Section 4.1(a) in accordance with written instructions from the Servicer. All such investments shall be made in the name of the Indenture Trustee and all income and gain realized thereon shall be solely for the benefit
       of            and shall be payable by the Indenture Trustee to
       upon written direction of the Servicer in the manner specified in
       Section 4.1(a);

            (ii) If, with respect to any Collection Period, Ford Credit shall have failed to make or cause to be made in full the remittance of the Yield Supplement Amount on the date required by the Yield Supplement Agreement, the Indenture Trustee on the related Distribution Date, shall, upon the written direction of the Servicer, withdraw from the Yield Supplement Account and deposit into the Collection Account the amount of the shortfall between the amount of funds that are required to be remitted by Ford Credit with respect to the Yield Supplement Agreement as set forth in the Servicer's Certificate and the amount of funds actually so remitted and to the extent of any remaining shortfall, the Indenture Trustee shall withdraw an amount equal thereto from the Reserve Account and deposit such amount in the Collection Account; and

            (iii)  Upon termination of this Agreement in accordance with
       Section 9.1 or (a) in the event that the Seller obtains a Yield Supplement Letter of Credit or (b) the Seller otherwise satisfies the requirements with respect to the Yield Supplement Agreement established by the Rating Agencies, in either case as evidenced by satisfaction of the Rating Agency Condition and, in either case, delivers to the Indenture Trustee an Opinion of Counsel to the effect that the contemplated action will not adversely affect the status of the Trust as a partnership for federal income and Applicable Tax State income and franchise tax purposes and an Officer's Certificate of the Seller that all conditions precedent to the liquidation of the Yield Supplement Account have been satisfied, any amounts on deposit in the Yield Supplement Account shall, upon written request of the Seller, be paid to the Seller.

        (b) If a Yield Supplement Letter of Credit has been obtained by Ford Credit, and if, with respect to any Collection Period, Ford Credit shall have failed to make or cause to be made in full the remittance of the Yield Supplement Amount, upon written notice by the Servicer of such failure (which notice shall be given on the Distribution Date for such Collection Period), the Indenture Trustee shall draw on the Yield Supplement Letter of Credit in accordance with the terms thereof, in the amount of the shortfall between the amount of funds with respect to the Yield Supplement Amount that are required to be remitted by Ford Credit with respect to the Yield Supplement Agreement as set forth in the Servicer's Certificate and the amount of funds actually so remitted as set forth in the Servicer's Certificate. Any such draw on the Yield Supplement Letter of Credit shall be made after receipt of the related Servicer's Certificate on the Distribution Date for such Collection Period. Upon receipt of a request for a draw by the Indenture Trustee under the Yield Supplement Letter of Credit, the Letter of Credit Bank is to promptly make a payment to the Indenture Trustee in an amount equal to the Yield Supplement Amount (minus payments made on the Yield Supplement Agreement), and the Indenture Trustee shall deposit into the Collection Account pursuant to Section
4.5 the amount received from the Letter of Credit Bank in respect of such drawing. The Servicer shall include in each Servicer's Certificate, or in an Officer's Certificate provided to the Indenture Trustee with each Servicer's Certificate, the Stated Amount (as defined in the Yield Supplement Letter of Credit) of the Yield Supplement Letter of Credit as of the close of business on the last day of the Collection Period preceding the date of such Servicer's Certificate. In the event that the rating of the Letter of Credit Bank declines below the Required Rating, the Servicer shall promptly notify the Indenture Trustee in writing of such decline, and upon receipt of such notification, the Indenture Trustee shall, unless a suitable replacement letter of credit shall have been delivered, promptly draw the full amount available under the Yield Supplement Letter of Credit and deposit such amount in the Yield Supplement Account.

                                   ARTICLE VI

                                   THE SELLER

     SECTION 6.1. Representations and Warranties of Seller. The Seller makes the following representations and warranties on which the Issuer is deemed to have relied in acquiring the Trust Property. The representations and warranties speak as of the execution and delivery of this Agreement and shall survive the sale of the Trust Property to the Issuer and the pledge thereof by the Issuer to the Indenture Trustee pursuant to the Indenture:

     (a) Organization and Good Standing. The Seller shall have been duly organized and shall be validly existing as a limited partnership in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties shall be currently owned and such business is presently conducted, and had at all relevant times, and shall have, power, authority, and legal right to acquire and own the Receivables.

     (b) Due Qualification. The Seller shall be duly qualified to do business as a foreign limited partnership in good standing, and shall have obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications.

     (c) Power and Authority. The Seller shall have the power and authority to execute and deliver this Agreement and the other Basic Documents to which it is a party and to carry out their terms. The Seller shall have full power and authority to sell and assign the property to be sold and assigned to and deposited with the Issuer and has duly authorized such sale and assignment to the Issuer by all necessary action; and the execution, delivery, and performance of this Agreement and the other Basic Documents to which it is a party shall have been duly authorized by the Seller by all necessary action.

     (d) Valid Sale; Binding Obligation. This Agreement shall evidence a valid sale, transfer, and assignment of the Receivables and the other Trust Property conveyed by the Seller to the Issuer hereunder, enforceable against creditors of and purchasers from the Seller; and this Agreement and the other Basic Documents to which the Seller is a party constitute legal, valid, and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, conservatorship, receivership, liquidation and other similar laws and to general equitable principles.

     (e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Basic Documents to which the Seller is a party and the fulfillment of the terms hereof and thereof will not conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time or both) a default under, the Certificate of Limited Partnership or Limited Partnership Agreement, any indenture, agreement, or other instrument to which the Seller is a party or by which the Seller is bound; nor result in the creation or imposition of any lien upon any of its properties pursuant to the terms of any such indenture, agreement, or other instrument; nor violate any law or, to the best of the Seller's knowledge, any order, rule, or regulation applicable to the Seller of any federal or State regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over the Seller or its properties.

     (f) No Proceedings. To the Seller's best knowledge, there are no proceedings or investigations pending, or threatened, before any court, regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over the Seller or its properties: (i) asserting the invalidity of this Agreement, the Indenture, any of the other Basic Documents, the Notes or the Certificates, (ii) seeking to prevent the issuance of the Notes or the Certificates or the consummation of any of the transactions contemplated by this Agreement, the Indenture or any of the other Basic Documents, (iii) seeking any determination or ruling that might materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement, the Indenture, any of the other Basic Documents, the Notes or the Certificates, or (iv) relating to the Seller and which might adversely affect the federal or Applicable Tax State income, excise, franchise or similar tax attributes of the Notes or the Certificates.

     SECTION 6.2. Liability of Seller; Indemnities. The Seller shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Seller under this Agreement, and hereby agrees to the following:

     (a) The Seller shall indemnify, defend, and hold harmless the Issuer, the Owner Trustee and the Indenture Trustee from and against any taxes that may at any time be asserted against any such Person with respect to, and as of the date of, the sale of the Receivables to the Issuer or the issuance and original sale of the Notes and the Certificates, including any sales, gross receipts, general corporation, tangible personal property, privilege, or license taxes (but, in the case of the Issuer, not including any taxes asserted with respect to ownership of the Receivables or federal or other Applicable Tax State income taxes arising out of the transactions contemplated by this Agreement and the other Basic Documents) and costs and expenses in defending against the same.

     (b) The Seller shall indemnify, defend, and hold harmless the Issuer, the Owner Trustee, the Indenture Trustee, the Noteholders and the Certificateholders from and against any loss, liability or expense incurred by reason of (i) the Seller's willful misfeasance, bad faith, or negligence (other than errors in judgment) in the performance of its duties under this Agreement, or by reason of reckless disregard of its obligations and duties under this Agreement and (ii) the Seller's violation of federal or State securities laws in connection with the registration or the sale of the Notes or the Certificates.

     (c) The Seller shall indemnify, defend and hold harmless the Owner Trustee and the Indenture Trustee and their respective officers, directors, employees and agents from and against all costs, expenses, losses, claims, damages and liabilities arising out of or incurred in connection with the acceptance or performance of the trusts and duties contained herein and in the Trust Agreement, in the case of the Owner Trustee, and in the Indenture, in the case of the Indenture Trustee, except to the extent that such cost, expense, loss, claim, damage or liability: (i) in the case of the Owner Trustee, shall be due to the willful misfeasance, bad faith or negligence (except for errors in judgment) of the Owner Trustee or, in the case of the Indenture Trustee, shall be due to the willful misfeasance, bad faith or negligence (except for errors in judgment) of the Indenture Trustee; or (ii) in the case of the Owner Trustee shall arise from the breach by the Owner Trustee of any of its representations or warranties set forth in Section
7.3 of the Trust Agreement or (iii) in the case of the Indenture Trustee shall arise from the breach by the Indenture Trustee of any of its representations and warranties set forth in the Indenture.

     (d) The Seller shall pay any and all taxes levied or assessed upon all or any part of the Owner Trust Estate.

     (e) Indemnification under this Section 6.2 shall survive the resignation or removal of the Owner Trustee or the Indenture Trustee and the termination of this Agreement and shall include, without limitation, reasonable fees and expenses of counsel and expenses of litigation. If the Seller shall have made any indemnity payments pursuant to this Section 6.2 and the Person to or on behalf of whom such payments are made thereafter shall collect any of such amounts from others, such Person shall repay such amounts to the Seller, without interest.

     SECTION 6.3. Merger or Consolidation of, or Assumption of the Obligations of, Seller. Any Person (i) into which the Seller may be merged or consolidated, (ii) resulting from any merger, conversion, or consolidation to which the Seller shall be a party, (iii) succeeding to the business of the Seller, or (iv) more than 50% of the voting stock of which is owned directly or indirectly by Ford Motor Company, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Seller under this Agreement, will be the successor to the Seller under this Agreement without the execution or filing of any document or any further act on the part of any of the parties to this Agreement; provided, however, that (x) the Seller shall have delivered to the Owner Trustee and the Indenture

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

Trustee an Officer's Certificate and an Opinion of Counsel each stating that such merger, conversion, consolidation or succession and such agreement of assumption comply with this Section 6.3 and that all conditions precedent, if any, provided for in this Agreement relating to such transaction have been complied with and (y) the Seller shall have delivered to the Owner Trustee and the Indenture Trustee an Opinion of Counsel either (A) stating that, in the opinion of such counsel, all financing statements and continuation statements and amendments thereto have been executed and filed that are necessary fully to preserve and protect the interest of the Issuer and the Indenture Trustee, respectively, in the Receivables and the other Trust Property, and reciting the details of such filings, or (B) stating that, in the opinion of such counsel, no such action shall be necessary to preserve and protect such interest. The Seller shall provide notice of any merger, conversion, consolidation, or succession pursuant to this Section 6.3 to the Rating Agencies.
Notwithstanding anything herein to the contrary, the execution of the foregoing agreement of assumption and compliance with clauses (x) or (y) above shall be conditions to the consummation of the transactions referred to in clauses (i),
(ii) or (iii) above.

     SECTION 6.4. Limitation on Liability of Seller and Others. The Seller and any officer or employee or agent of the Seller may rely in good faith on the advice of counsel or on any document of any kind, prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Seller shall not be under any obligation to appear in, prosecute, or defend any legal action that shall not be incidental to its obligations under this Agreement, and that in its opinion may involve it in any expense or liability.

     SECTION 6.5. Seller May Own Notes or Certificates. The Seller, and any Affiliate of the Seller, may in its individual or any other capacity become the owner or pledgee of Notes or Certificates with the same rights as it would have if it were not the Seller or an Affiliate thereof, except as otherwise expressly provided herein or in the other Basic Documents. Except as set forth herein or in the other Basic Documents, Notes and Certificates so owned by or pledged to the Seller or any such Affiliate shall have an equal and proportionate benefit under the provisions of this Agreement and the other Basic Documents, without preference, priority, or distinction as among all of the Notes and Certificates.

                                  ARTICLE VII

                                  [RESERVED]

                                  ARTICLE VIII
                                  [RESERVED]

                                   ARTICLE IX

                                  TERMINATION

     SECTION 9.1. Optional Purchase of All Receivables. (a) On the last day of any Collection Period as of which the Pool Factor shall be less than the Optional Purchase Percentage, the Servicer shall have the option to purchase the corpus of the Trust. To exercise such option, the Servicer shall deposit pursuant to Section 4.5 in the Collection Account an amount equal to the aggregate Purchase Amount for the Receivables, plus the appraised value of any other property held by the Trust, such value to be determined by an appraiser mutually agreed upon by the Servicer, the Owner Trustee and the Indenture Trustee, and shall succeed to all interests in and to the Trust. Notwithstanding the foregoing, the Servicer shall not be permitted to exercise such option unless the amount to be deposited in the Collection Account pursuant to the preceding sentence is greater than or equal to the sum of the outstanding principal amount of the Notes and the Certificate Balance and all accrued but unpaid interest (including any overdue interest) thereon. The amount deposited in the Collection Account pursuant to this Section 9.1 shall be used on the next Distribution Date to make payments in full to Noteholders and Certificateholders in the manner set forth in Article IV.

     SECTION 9.2. Succession Upon Satisfaction and Discharge of Indenture. Following the satisfaction and discharge of the Indenture and the payment in full of the principal of and interest on the Notes, the Certificateholders will succeed to the rights of the Noteholders hereunder, and the Indenture Trustee will, continue to carry out its obligations hereunder with respect to the Certificateholders, including without limitation making distributions from the Payahead Account and the Collection Account in accordance with Section 4.6 and making withdrawals from the Reserve Account in accordance with Section 4.5(b) and Section 4.7.


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


                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS

     SECTION 10.1. Amendment. (a) This Agreement may be amended by the Seller, the Servicer and the Issuer, with the consent of the Indenture Trustee and the Owner Trustee to the extent that their respective rights or obligations may be affected thereby (which consent may not be unreasonably withheld), but without the consent of any of the Noteholders or the Certificateholders, to cure any ambiguity, to correct or supplement any provisions in this Agreement, or to add any other provisions with respect to matters or questions arising under this Agreement that shall not be inconsistent with the provisions of this Agreement; provided, however, that such action shall not, as evidenced by an Opinion of Counsel delivered to the Owner Trustee and the Indenture Trustee, adversely affect in any material respect the interests of any Noteholder or Certificateholder.

     (b) This Agreement may also be amended from time to time by the Seller, the Servicer and the Issuer, with the consent of the Indenture Trustee and the Owner Trustee to the extent that their respective rights or obligations may be affected thereby (which consent may not be unreasonably withheld) and with the consent of (i) the Noteholders of Notes evidencing not less than a majority of the principal amount of the Notes Outstanding and (ii) the Certificateholders of Certificates evidencing not less than a majority of the Certificate Balance (which consent of any Noteholder of a Note or Certificateholder of a Certificate given pursuant to this Section 10.1 or pursuant to any other provision of this Agreement shall be conclusive and binding on such Note or Certificate, as the case may be, and on all future Noteholders of such Note or Certificateholders of such Certificate, as the case may be, and of any Note or Certificate, as applicable, issued upon the transfer thereof or in exchange thereof or in lieu thereof whether or not notation of such consent is made upon such Note or the Certificate), for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement, or of modifying in any manner the rights of the Noteholders or the Certificateholders; provided, however, that no such amendment shall (a) increase or reduce in any manner the amount of, or

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

accelerate or delay the timing of, or change the allocation or priority of, collections of payments on Receivables or distributions that shall be required to be made on any Note or Certificate or change any Note Interest Rate or the Certificate Rate or the Specified Reserve Balance, without the consent of all adversely affected Noteholders or Certificateholders or (b) reduce the aforesaid percentage required to consent to any such amendment, without the consent of the Noteholders of all Notes and Certificateholders of all Certificates affected thereby.

     (c) Prior to the execution of any such amendment or consent the Servicer will provide and the Owner Trustee shall distribute written notification of the substance of such amendment or consent to each Rating Agency.

     (d) Promptly after the execution of any such amendment or consent, the Owner Trustee shall furnish written notification of the substance of such amendment or consent to each Certificateholder, the Indenture Trustee and each Rating Agency. It shall not be necessary for the consent of Noteholders or the Certificateholders pursuant to this Section 10.1 to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents (and any other consents of Noteholders and Certificateholders provided for in this Agreement) and of evidencing the authorization of the execution thereof by Noteholders and Certificateholders shall be subject to such reasonable requirements as the Owner Trustee and the Indenture Trustee may prescribe, including the establishment of record dates pursuant to paragraph number 2 of the Depository Agreements.

     (e) Prior to the execution of any amendment to this Agreement, the Owner Trustee and the Indenture Trustee shall be entitled to receive and rely upon an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement and the Opinion of Counsel referred to in
Section 10.2(i)(1). The Owner Trustee or the Indenture Trustee may, but shall not be obligated to, enter into any such amendment which affects such Owner Trustee's or Indenture

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

Trustee's own rights, duties or immunities under this Agreement or otherwise.

     SECTION 10.2. Protection of Title to Trust. (a) The Seller shall execute and file such financing statements and cause to be executed and filed such continuation statements, all in such manner and in such places as may be required by law fully to preserve, maintain, and protect the interest of the Issuer and the Indenture Trustee for the benefit of the Noteholders in the Receivables and in the proceeds thereof. The Seller shall deliver (or cause to be delivered) to the Owner Trustee and the Indenture Trustee file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing.

     (b) Neither the Seller nor the Servicer shall change its name, identity, or corporate structure in any manner that would, could, or might make any financing statement or continuation statement filed by the Seller in accordance with paragraph (a) above seriously misleading within the meaning of Section 9-402(7) of the UCC, unless it shall have given the Owner Trustee and the Indenture Trustee at least five (5) days' prior written notice thereof and shall have promptly filed appropriate amendments to all previously filed financing statements or continuation statements.

     (c) The Seller and the Servicer shall give the Owner Trustee and the Indenture Trustee at least sixty (60) days' prior written notice of any relocation of its principal executive office if, as a result of such relocation, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement and shall promptly file any such amendment or new financing statement. The Servicer shall at all times maintain each office from which it shall service Receivables, and its principal executive office, within the United States of America.

     (d) The Servicer shall maintain accounts and records as to each Receivable accurately and in sufficient detail to permit (i) the reader thereof to know at any time the status of such Receivable, including payments and recoveries made and payments owing (and the nature of each) and (ii) reconciliation between payments

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

or recoveries on (or with respect to) each Receivable and the amounts from time to time deposited in the Collection Account, Payahead Account, the Yield Supplement Account and the Reserve Account in respect of such Receivable.

     (e) The Servicer shall maintain its computer systems so that, from and after the time of sale under this Agreement of the Receivables to the Issuer, the Servicer's master computer records (including any back-up archives) that refer to a Receivable shall indicate clearly the interest of the Issuer and the Indenture Trustee in such Receivable and that such Receivable is owned by the Issuer and has been pledged to the Indenture Trustee pursuant to the Indenture. Indication of the Issuer's and the Indenture Trustee's interest in a Receivable shall be deleted from or modified on the Servicer's computer systems when, and only when, the Receivable shall have been paid in full or repurchased.

     (f) If at any time the Seller or the Servicer shall propose to sell, grant a security interest in, or otherwise transfer any interest in automotive receivables to any prospective purchaser, lender, or other transferee, the Servicer shall give to such prospective purchaser, lender, or other transferee computer tapes, records, or print-outs (including any restored from back-up archives) that, if they shall refer in any manner whatsoever to any Receivable, shall indicate clearly that such Receivable has been sold and is owned by the Issuer and has been pledged to the Indenture Trustee.

     (g) The Servicer shall permit the Owner Trustee, the Indenture Trustee and their respective agents at any time during normal business hours to inspect, audit, and make copies of and abstracts from the Servicer's records regarding any Receivable.

     (h) Upon request, the Servicer shall furnish to the Owner Trustee and the Indenture Trustee, within twenty (20) Business Days, a list of all Receivables (by contract number and name of Obligor) then held as part of the Trust, together with a reconciliation of such list to the Schedule of Receivables and to each of the Servicer's Certificates furnished before such request indicating removal of Receivables from the Trust.


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
     (i)  The Servicer shall deliver to the Owner Trustee and the Indenture
Trustee:

            (1) promptly after the execution and delivery of this Agreement and of each amendment thereto, an Opinion of Counsel either (A) stating that, in the opinion of such Counsel, all financing statements and continuation statements have been executed and filed that are necessary fully to preserve and protect the interest of the Issuer and the Indenture Trustee in the Receivables, and reciting the details of such filings or referring to prior Opinions of Counsel in which such details are given, or (B) stating that, in the opinion of such Counsel, no such action shall be necessary to preserve and protect such interest; and

            (2) within 120 days after the beginning of each calendar year beginning with the first calendar year beginning more than three months after the Cutoff Date, an Opinion of Counsel, dated as of a date during such 120-day period, either (A) stating that, in the opinion of such counsel, all financing statements and continuation statements have been executed and filed that are necessary fully to preserve and protect the interest of the Issuer and the Indenture Trustee in the Receivables, and reciting the details of such filings or referring to prior Opinions of Counsel in which such details are given, or (B) stating that, in the opinion of such Counsel, no such action shall be necessary to preserve and protect such interest.

     Each Opinion of Counsel referred to in clause (i)(1) or (i)(2) above shall specify any action necessary (as of the date of such opinion) to be taken in the following year to preserve and protect such interest.

     (j) The Seller shall, to the extent required by applicable law, cause the Notes and the Certificates to be registered with the Securities and Exchange Commission pursuant to Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934 within the time periods specified in such sections.

     (k) For the purpose of facilitating the execution of this Agreement and for other purposes, this Agreement may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts shall constitute but one and the same instrument.

     SECTION 10.3. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights, and remedies of the parties under this Agreement shall be determined in accordance with such laws.

     SECTION 10.4. Notices. All demands, notices, and communications under this Agreement shall be in writing, personally delivered, sent by telecopier, overnight courier or mailed by certified mail, return receipt requested, and shall be deemed to have been duly given upon receipt (a) in the case of the Seller or the Servicer, to the agent for service as specified in Section 10.11 hereof, or at such other address as shall be designated by the Seller or the Servicer in a written notice to the Owner Trustee and the Indenture Trustee,
(b) in the case of the Owner Trustee, at the Corporate Trust Office of the Owner Trustee, (c) in the case of the Indenture Trustee, at the Corporate Trust Office of the Indenture Trustee, (d) in the case of Moody's Investors Service, Inc., at the following address: Moody's Investors Service, Inc., ABS Monitoring Department, 99 Church Street, New York, New York 10007, and (e) in the case of Standard & Poor's Ratings Group, at the following address:
Standard & Poor's Ratings Group, 25 Broadway, 20th Floor, New York, New York 10004, Attention: Asset Backed Surveillance Department. Any notice required or permitted to be mailed to a Noteholder or Certificateholder shall be given by first class mail, postage prepaid, at the address of such Person as shown in the Note Register or the Certificate Register, as applicable. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Noteholder or Certificateholder shall receive such notice.

     SECTION 10.5. Severability of Provisions. If any one or more of the covenants, agreements, provisions, or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements,

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

provisions, or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Notes, the Certificates or the rights of the holders thereof.

     SECTION 10.6. Assignment. Notwithstanding anything to the contrary contained herein, except as provided in Sections 7.3 and 8.2 and as provided in the provisions of this Agreement concerning the resignation of the Servicer, this Agreement may not be assigned by the Seller or the Servicer without the prior written consent of the Owner Trustee, the Indenture Trustee, the Noteholders of Notes evidencing not less than 66-2/3% of the principal amount of the Notes Outstanding and the Certificateholders of Certificates evidencing not less than 66-2/3% of the Certificate Balance.

     SECTION 10.7. Further Assurances. The Seller and the Servicer agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the Owner Trustee or the Indenture Trustee more fully to effect the purposes of this Agreement, including, without limitation, the execution of any financing statements or continuation statements relating to the Receivables for filing under the provisions of the UCC of any applicable jurisdiction.

     SECTION 10.8. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Owner Trustee, the Indenture Trustee, the Noteholders or the Certificateholders, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges therein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

     SECTION 10.9. Third-Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon the parties hereto, the Noteholders, the Certificateholders, and their respective successors and permit-

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

ted assigns. Except as otherwise provided in this Article X, no other
Person will have any right or obligation hereunder. The parties hereto hereby acknowledge and consent to the pledge of this Agreement by the Issuer to the Indenture Trustee for the benefit of the Noteholders pursuant to the Indenture.

     SECTION 10.10. Actions by Noteholders or Certificateholders. (a) Wherever in this Agreement a provision is made that an action may be taken or a notice, demand, or instruction given by Noteholders or Certificateholders, such action, notice, or instruction may be taken or given by any Noteholder or Certificateholder, as applicable, unless such provision requires a specific percentage of Noteholders or Certificateholders.

     (b) Any request, demand, authorization, direction, notice, consent, waiver, or other act by a Noteholder or Certificateholder shall bind such Noteholder or Certificateholder and every subsequent holder of such Note or Certificate issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done or omitted to be done by the Owner Trustee, the Indenture Trustee or the Servicer in reliance thereon, whether or not notation of such action is made upon such Note or Certificate.

     SECTION 10.11. Agent for Service. The agent for service of the Seller and the Servicer in respect of this Agreement shall be J.D. Bringard, Esq., Ford Motor Credit Company, The American Road, Dearborn, Michigan 48121.

     SECTION 10.12. No Bankruptcy Petition. The Owner Trustee, the Indenture Trustee, the Issuer and the Servicer each covenants and agrees that, prior to the date which is one year and one day after the payment in full of all securities issued by the Seller or by a trust for which the Seller was the depositor which securities were rated by any nationally recognized statistical rating organization it will not institute against, or join any other Person in instituting against, the Seller or the General Partner any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or State bankruptcy or similar law. This Section
10.12 shall survive the resignation or removal of the Owner Trustee under the

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

Trust Agreement or the Indenture Trustee under the Indenture or the termination of this Agreement.

     SECTION 10.13. Limitation of Liability of Owner Trustee and Indenture Trustee. (a) Notwithstanding anything contained herein to the contrary, this Agreement has been countersigned by _____ not in its individual capacity but solely in its capacity as Owner Trustee of the Issuer and in no event shall _____ in its individual capacity or, except as expressly provided in the Trust Agreement, as beneficial owner of the Issuer have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuer hereunder or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the Issuer. For all purposes of this Agreement, in the performance of its duties or obligations hereunder or in the performance of any duties or obligations of the Issuer hereunder, the Owner Trustee shall be subject to, and entitled to the benefits of, the terms and provisions of Articles VI, VII and VIII of the Trust Agreement.

     (b) Notwithstanding anything contained herein to the contrary, this Agreement has been accepted by _____, not in its individual capacity but solely as Indenture Trustee, and in no event shall _____ have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuer hereunder or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the Issuer.

     IN WITNESS WHEREOF, the parties have caused this Sale and Servicing Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

                             FORD CREDIT AUTO RECEIVABLES
                               TWO L.P.,
                               as Seller

                               By: FORD CREDIT AUTO
                                     RECEIVABLES TWO L.P.,
                                     as General Partner

                               By:
                                   ---------------------------------
                                   Name:
                                   Title:


                             FORD CREDIT AUTO OWNER TRUST
                                    -  ;
                               ----- --
                               as Issuer

                             By:
                                 ----------------------,
                                 as Owner Trustee


                             By:
                                 -----------------------------------
                                 Name:
                                 Title:

Accepted and agreed:

                         ,
-------------------------
as Indenture Trustee


By:
     -----------------------------
     Name:
     Title:

                         ,
-------------------------
as Owner Trustee


By:
     -----------------------------
     Name:
     Title:

                                   SCHEDULE A


                           [SCHEDULE OF RECEIVABLES]

                   Delivered to Indenture Trustee at Closing

                                   SCHEDULE B

                            LOCATION OF RECEIVABLES

Indianapolis
5875 Castle Creek Pkwy. North Drive
Suite 240
Indianapolis, IN  46250-4308

Detroit-North
580 Kirts Boulevard
Suite 300
Troy, MI  48084

Chicago-North
9700 Higgins Road
Suite 720
Rosemont, IL  60018

Ohio South
9797 Springboro Pike
Suite 302
Miamisburg, OH  45343

Detroit/West
One ParkLane Blvd.
Suite 405E
Dearborn, MI  48126

Chicago South
The Office of Waterfall Glen I
Suite 310
900 South Frontage Road
Woodridge, IL  60517

Grand Rapids
2851 Charlevoix Drive SE
Suite 300
Grand Rapids, MI  49546

Chicago - East
One River Place, Suite A
Lansing, IL  60438

Akron
175 Montrose West Avenue
Suite 300 Crown Pointe
Copley, OH  44321

Louisville
502 Executive Park
Louisville, KY  40207

Milwaukee
10850 W. Park Place
Suite 110
Milwaukee, WI  53224

Chicago West
2500 W. Higgins Rd.
Suite 280
Hoffman Estates, IL  60195-2008

Saginaw
4901 Towne Centre Rd.
Suite 200
Saginaw, MI  48605

Findlay
3500 North Main Street
Findlay, OH  45840-1447

Cleveland
5700 Lombardo Centre
Suite 101
Seven Hills, OH  44131-2581

Philadelphia
Bay Colony Executive Park
575 E. Swedesford
Suite 100
Wayne, PA  19087

New Jersey South
5000 Dearborn Circle
Suite 200
Mt. Laurel, NJ  08054

Baltimore-West
1829 Reistertown Road
Baltimore, MD  21208-8861

Long Island
972 Brush Hollow Road
5th Floor
Westbury, NY  11590-1740

Washington, D.C.
2440 Research Blvd.
Suite 150
Rockville, MD  20850-3293

New Haven
116 Washington Ave.
Floor #4
North Haven, CT  06473

Norfolk
Greenbrier Pointe
1401 Greenbrier Pkwy.
Suite 350
Chesapeake, VA  23320

New Jersey North
103 Eisenhower Parkway
4th Floor
Roseland, NJ  07068-1069

Pittsburgh
Foster Plaza 9
750 Holiday Drive
4th Floor, Suite 420
Pittsburgh, PA  15220-2783

Richmond
300 Arboretum Place
Suite 320
Richmond, VA  23236

Syracuse
5788 Widewaters Pkwy.
DeWitt, NY  13214

Westchester
660 White Plains Road
Tarrytown, NY  10591-0010

Mobile
1201 Montlimar Dr.
Suite 700
Mobile, AL  36609

Birmingham
3535 Grandview Parkway
Suite 340
Birmingham, AL  35243

Orlando
2600 Lake Lucien Drive
Suite 306, The Forum Bldg.
Maitland, FL  32751

Memphis
6555 Quince Road
Suite 300
Memphis, TN  38119

Atlanta - North
North Park Town Center
1000 Abernathy Rd. N.E.
Bldg. 400, Suite 180
Atlanta, GA  30328

Greensboro
1500 Pinecroft Rd.
Suite 220
Greensboro, NC  27407

Charlotte
5832 Farm Pond Lane
Suite 200
Charlotte, NC  28212

Jacksonville
9485 Regency Square Boulevard
Jacksonville, FL  32225

Jackson
Highland Village Center
4500 I-55 North
Suite 292
Jackson, MS  39211

Columbia
250 Berryhill Road
Suite 201
Columbia, SC  29210

Miami
6303 Blue Lagoon Drive
Suite 200
Miami, FL  33126

Dothan
3160 West Main Street
Suite 1
Dothan, AL  36301-1180

Nashville
565 Marriott Drive
Suite 190, Highland Ridge
Nashville, TN  37210

Raleigh
3651 Trust Drive
Raleigh, NC  27604

Tampa
Lincoln Pointe, Suite 800
2502 Rocky Point Drive
Tampa, FL  33607

Odessa
Ashford Park Office Center
Suite 201A
2626 John Ben Sheppard Parkway
Odessa, TX  79762

Lubbock
Suite 200
4010 82nd Street
Lubbock, TX  79424

Dallas
801 E. Campbell Road
Suite 600, Campbell Forum
Richardson, TX  75081

Austin
1701 Directors Blvd.
Suite 320
Austin, TX  78744

Fort Worth
2350 W. Airport Hwy.
Suite 400, Center Park Tower
Bedford, TX  76022

Beaumont
2615 Calder
Suite 715
Beaumont, TX  77704

Houston-West
820 Gessner
Suite 700
Houston, TX  77024

Harlingen
1916 East Harrison
Harlingen, TX  78550

Corpus Christi
5350 South Staples
Suite 225
Corpus Christi, TX  78411

Little Rock
1701 Centerview Dr.
Suite 301
Little Rock, AR  72211

Amarillo
1616 S. Kentucky
Suite 130  Bldg. D
Amarillo, TX  79102

El Paso
1200 Golden Key Circle
Suite 104
El Paso, TX  79925

Albuquerque
6100 Uptown Blvd., NE
Suite 300
Albuquerque, NM  87110

Houston-North
363 N. Sam Houston Pkwy. E.
Suite 700
Houston, TX  77060

San Antonio
1600 N.E. Loop 410
Suite 200
San Antonio, TX  78209

Tulsa
9820 East 41st St.
Suite 300
Tulsa, OK  74145

Minneapolis
11095 Viking Drive
Suite 308, One Southwest Crossing
Eden Prairie, MN  55344-7290

Wichita
7570 West 21st Street
Wichita, KS  67212

St. Louis
4227 Earth City Exp.
Suite 100
Earth City, MO  63045

Jefferson City
210 Prodo Drive
Jefferson City, MO  65109

Kansas City
8717 West 110th Street
Bldg. #14, Suite 550
Overland Park, KS  66210

Des Moines
4200 Corporate Drive
Suite 107
West Des Moines, IA  50266

Omaha
10040 Regency Circle
Suite 100
Omaha, NE  68114-3786

Davenport
2535 Tech Drive
Suite 300, Commerce Exch. Bldg.
Bettendorf, IA  52722

Denver
6300 S. Syracuse Way
Suite 195
Englewood, CO  80111

Fargo
3100 13th Ave. South
Suite 304
Fargo, ND  58103

Springfield
3275 E. Ridgeview
Springfield, MO  65804-1816

Waterloo
211 E. San Marnan Dr.
Waterloo, IA  50702

San Bernadino
1615 Orange Tree Lane
Suite 215
Redlands, CA  92374

Salt Lake City
310 E. 4500 South
Suite 340
Murray, UT  84017

Honolulu
1585 Kapiolani Blvd.
Suite 922, Ala Moano Pacific Center
Honolulu, HI  96814

Spokane
North 901 Monroe
Suite 350
Spokane, WA  99210-2148

Grand Junction
744 Horizon Ct.
Suite 330
Grand Junction, CO  81506

San Francisco
4301 Hacienda Dr.
Suite 400
Pleasanton, CA  94588

Portland
10220 S.W. Greenburg Rd.
Suite 415
Portland, OR  97223-5506

Sacramento
2720 Gateway Oaks Dr.
Suite 200
Sacramento, CA  95833

San Diego
3111 Camino Del Rio N.
Suite 1333
San Diego, CA  92108

Phoenix
4742 North 24th Street
Suite 215
Phoenix, AZ  85016

San Jose
1900 McCarthy Blvd.
Suite 400
Milpitas, CA  95035

Seattle
13555 S.E. 36th Street
Suite 350
Bellevue, WA  98006

Orange
765 The City Drive
Suite 200
Orange, CA  92668

Anchorage
3201 C Street
Suite 203
Anchorage, AK  99503

Appleton
54 Park Place
Appleton, WI  54915-8861

South Bend
4215 Edison Lakes Parkway
Suite 140
Mishawaka, IN  46545

Columbus
655 Metro Place South
Suite 470, Metro V
Dublin, OH  43017-0792

Henderson
618 North Green Street
Henderson, KY  42420

Lansing
2140 University Park Drive
Okemos, MI  48864

Marshall
1408 North Michigan
Marshall, IL  62441

New Jersey-Central
101 Interchange Plaza
Cranbury, NJ  08512

Huntington
3425 U.S. Route 60 East
Barboursville, WV  25504

Buffalo
95 John Muir Drive
Suite 102
Amherst, NY  14228

Manchester
4 Bedford Farms
Bedford, NH  03110

Harrisburg
4900 Ritter Road
Mechanicsburg, PA  17055

Boston South
Southboro Place, 2nd Floor
352 Turnpike Road
Southboro, MA  01772

Boston North
One Tech Drive, 3rd Floor
Andover, MA  01810-2497

Portland
2401 Congress Street
Portland, ME  04102

Albany
5 Pine West Plaza
Albany, NY  12205

Roanoke
5238 Valley Pointe Pkwy.
Roanoke, VA  24019

Falls Church
1420 Springhill Road
Suite 550
McLean, VA  22102

Bristol
Landmark Center - Suite A
113 Landmark Lane
Bristol, TN  37620

Chattanooga
6025 Lee Highway
Suite 443
Chattanooga, TN  37421

Decatur
401 Lee Street
Suite 500
Decatur, AL  35602

Fayetteville
4317 Ramsey Street
Suite 300
Fayetteville, NC  28311

Athens
3708 Atlanta Highway
Athens, GA  30604

Knoxville
5500 Lonas Drive
Suite 260
Knoxville, TN  37909

Macon
5400 Riverside Drive
Suite 201
Macon, GA  31210

Pensacola
25 W. Cedar Street
Suite 316
Pensacola, Fl  32501

Savannah
6600 Abercorn Street
Suite 206
Savannah, GA  31405

Tyler
821 East SE Loop 323
Suite 300
Tyler, TX  75701

Oklahoma City
4101 Perimeter Ctr Dr.
Suite 300, Perimeter Center
Oklahoma City, OK  73112-2304

Baltimore-East
Campbell Corporate Center One
4940 Campell Blvd., Suite 140
Whitemarsh Business Community
Baltimore, MD  21236

Billings
1643 Lewis Avenue
Suite 201
Billings, MT  59102

Cheyenne
6234 Yellowstone
Cheyenne, WY  82009

Cape Girardeau
2851 Independence
Cape Girardeau, MO  63701

Atlanta -South
1691 Phoenix Blvd.
Suite 300
Atlanta, GA  30349

Pasadena
800 East Colorado Blvd.
Suite 400
Pasadena, CA  91109

Colorado Springs
5575 Tech Center Dr.
Suite 220
Colorado Springs, CO  80919

South Bay
301 E. Ocean Boulevard
Suite 1900
Long Beach, CA  90802

Ventura
260 Maple court
Suite 210
Ventura, CA  93003

Las Vegas
3900 Paradise Road
Suite 239
Las Vegas, NV  89109

Eugene
1600 Valley River Drive
Suite 190
Eugene, OR  97401

Tupelo
One Mississippi Plaza
Tupelo, MS  38801

Charleston
4975 Lacross Road
Suite 150, Rivergate Center
North Charleston, SC  29418-6518

Western Carolina
215 Thompson Street
Hendersonville, NC  28739-2828

New Orleans
3838 N. Causeway Blvd.
Suite 3000
Metairie, LA  70002

Lafayette
Saloom Office Park
Suite 350
100 Asma Boulevard
Lafayette, LA  70508

Shreveport
South Pointe Centre, Suite 200
3007 Knight Street
Shreveport, LA  71105

                                                                       EXHIBIT A


                      [FORM OF YIELD SUPPLEMENT AGREEMENT]

                                                     ________, _____

Ford Credit Auto Receivables Two L.P.
The American Road
Dearborn, Michigan  48212

                     Re:  Ford Credit Auto Owner Trust -

Ladies and Gentlemen:

     We hereby confirm arrangements made as of the date hereof with you to be effective upon (i) receipt by us of the enclosed copy of this letter agreement (as from time to time amended, supplemented or otherwise modified and in effect, the "Yield Supplement Agreement"), executed by you, and (ii) execution of the Purchase Agreement referred to below and payment of the purchase price specified thereunder. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement, dated as of _______, ____ (as from time to time amended, supplemented or otherwise modified and in effect, the "Purchase Agreement"), between Ford Motor Credit Company, as seller (the "Seller"), and Ford Credit Auto Receivables Two L.P. as purchaser (the "Purchaser").

     1. On or prior to the Determination Date preceding each Distribution Date, the Servicer shall notify the Purchaser and the Seller of the Yield Supplement Amount for such Distribution Date.

     2. In consideration for the Purchaser entering into the Purchase Agreement and the purchase price paid to the Seller for the Receivables under the Purchase Agreement, we agree to make a payment of the Yield Supplement Amount to the Purchaser, or to the pledgee of the assignee of the Purchaser referred to in Section 5 hereof, on the Business Day prior to each Distribution Date.

     3. All payments pursuant hereto shall be made by federal wire transfer (same day) funds or in immediately available funds, to such account as the Purchaser

Ford Credit Auto Receivables Two L.P.
______, ____
Page 2

or the pledgee of the assignee of the Purchaser referred to in Section 5 hereof, may designate in writing to the Seller, prior to the relevant Distribution Date.

     4. Our agreements set forth in this Yield Supplement Agreement are our primary obligations and such obligations are irrevocable, absolute and unconditional, shall not be subject to any counterclaim, setoff or defense and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstances or condition whatsoever.

     5. Pursuant to the Sale and Servicing Agreement, the Purchaser will sell, transfer, assign and convey its interest in this Yield Supplement Agreement to Ford Credit Auto Owner Trust ____-__ (the "Trust"), and the Seller hereby acknowledges and consents to such sale, transfer, assignment and conveyance. Concurrent with such sale, transfer, assignment and conveyance, pursuant to the Indenture, the Trust will pledge its rights under this Yield Supplement Agreement, along with certain other assets of the Trust, to __________, as Indenture Trustee, to secure its obligations under the Notes and the Indenture, and the Seller hereby acknowledges and consents to such pledge. The Seller hereby agrees, for the benefit of the Trust, that following such sale, transfer, assignment, conveyance and pledge, this Yield Supplement Agreement shall not be amended, modified or terminated without the consent of _________, as Owner Trustee on behalf of the Trust, and, prior to the payment in full of the Notes, the Indenture Trustee.

     6. This Yield Supplement Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

     7. Except as otherwise provided herein, all notices pursuant to this Yield Supplement Agreement shall be in writing and shall be effective upon receipt thereof. All notices shall be directed as set forth below, or to such other address or to the attention of such other person as the relevant party shall have designated for such purpose in a written notice.

Ford Credit Auto Receivables Two L.P.
______, ____
Page 3

                     If to the Purchaser:

                     Ford Credit Auto Receivables Two L.P.
                     The American Road
                     Dearborn, Michigan 48121
                     Attention:  Secretary
                     Telephone: (313) 594-7765
                     Telecopy: (313) 248-7613

                     If to the Seller:

                     Ford Motor Credit Company
                     The American Road
                     Dearborn, Michigan 48121
                     Attention:  Secretary
                     Telephone: (313) 594-9876
                     Telecopy: (313) 248-7613

        8. This Yield Supplement Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, all of which shall be deemed to be one and the same document.

Ford Credit Auto Receivables Two L.P.
      ,
------  ----
Page 4


     If the foregoing satisfactorily sets forth the terms and conditions of our agreement, please indicate your acceptance thereof by signing in the space provided below and returning to us the enclosed duplicate original of this letter.

                                       Very truly yours,


                                       FORD MOTOR CREDIT COMPANY,
                                         as Seller


                                       By:
                                           -----------------------------
                                           Name:
                                           Title:


Agreed and accepted as of
the date first above written:

FORD CREDIT AUTO RECEIVABLES TWO L.P.,
     as Purchaser


By:
     ----------------------------
     Name:
     Title: